Exhibit 10.8
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (the “Agreement”), executed March 21, 2008, to be effective dated March 31, 2008 (the “Effective Date”), is between ASHFORD HOSPITALITY TRUST, INC., a corporation organized under the laws of the State of Maryland and having its principal place of business at Dallas, Texas (hereinafter, the “REIT”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware and having its principal place of business at Dallas, Texas (the Operating Partnership”), and ALAN TALLIS, an individual residing in Dallas, Texas (the “Executive”).
RECITALS:
          A. The REIT and the Operating Partnership (collectively, the “Company”) desire to employ the Executive in the capacities and on the terms and conditions set out below; and
          B. The Executive desires to accept such employment with the Company on the terms and conditions set forth below.
          NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:
          1. EMPLOYMENT.
          (a) POSITIONS. During the Term (defined below), the Executive shall be employed by the Company as Executive Vice President, Asset Management. At the Company’s request, the Executive shall serve the Company’s subsidiaries and affiliates in other offices and capacities in addition to the foregoing. If the Executive, during the Term, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that provided in Sections 3, 4, 5 or 6 below. Further, if the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation provided herein shall not be reduced for so long as the Executive otherwise remains employed by the Company under the terms of this Agreement.
          (b) RESPONSIBILITIES. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the position of Executive Vice President, Asset Management and such other executive duties and responsibilities as the Chief Executive Officer of the Company (“CEO”) or Board of Directors of the REIT (the “Board”) shall from time to time reasonably assign to the Executive. The Executive shall report directly to the CEO or such person(s) as the CEO may designate from time to time.
          (c) EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall devote substantially all of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement and shall not be otherwise employed. However, the Executive may (so long as the following do not materially interfere with the performance of the Executive’s duties hereunder) (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote material managerial efforts, (ii) participate in charitable, academic or community activities or in trade or professional organizations, (iii) hold directorships in charitable or non-profit organizations, or (iv) subject to CEO and Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in for profit companies, except only that the CEO or the Board shall have the right to limit such services as a director or such participation whenever the CEO or the Board shall reasonably believe that the time spent on such activities infringes in any material respect upon the time required by the Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties. The Company acknowledges that the CEO and the Board consent to the Executive’s directorship in HavenTrust Bank, Atlanta, Georgia.
          2. TERM. This Agreement shall become effective as of January 1, 2008 (the “Effective Date”) and shall continue for a Term ending on December 31, 2008 (the “Initial Termination Date”) unless it is sooner terminated pursuant to Section 7; provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either the Company or the Executive elect not to extend the Term of this Agreement by notifying the other party in writing of such election not less than one hundred twenty (120) days prior to the expiration of the then current Term. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extension pursuant to this Section 2 or early termination of employment pursuant to Section 7.
          3. SALARY. The Company shall pay the Executive a Base Salary which shall be payable in periodic installments, less statutory deductions and withholdings, according to the Company’s normal payroll practices. Commencing as of the Effective Date, the Executive’s base salary shall be THREE HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($375,000) per year. The Board or a Compensation Committee duly appointed by the Board (the “Compensation Committee”) shall thereafter review the Executive’s Base Salary annually to determine within its sole discretion whether and to what extent the Executive’s salary may be increased (for the purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3).
          4. INITIAL STOCK AWARD. Effective on the execution of this Agreement, the Company shall grant to the Executive, a stock grant or long term incentive partnership units (“LTIPs”) award with a binomial value of ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000). This award shall be subject to all terms and conditions set forth in the Company’s 2003 Stock Incentive Plan with one-third of such award vesting on July 1, 2008, and each anniversary of such date in the following two calendar years (subject to the Executive remaining employed with the Company and subject to forfeiture and earlier vesting as provided in this Agreement) with the understanding that the Compensation Committee may, without obligation, review possible acceleration of unvested units or grants upon the retirement of the Executive.
          5. ANNUAL INCENTIVE AWARDS.
          (a) INCENTIVE BONUS. The Executive shall be entitled to receive an annual cash incentive bonus (the “Incentive Bonus”) for each calendar year, during the Term of this Agreement based on the level of accomplishment of management and performance objectives as established by the CEO, the Board or Compensation Committee. Except as otherwise provided in Section 8, if the Executive is not employed for the full calendar year, the Executive shall be paid a pro-rated Incentive Bonus in an amount equal to the product of (x) the amount of the Incentive Bonus for the calendar year to which the Executive would have been entitled if the Executive had remained employed for the entire calendar year and (y) a fraction, the numerator of which is the number of days in the applicable calendar year for which the Executive was employed through the last day of his employment and the denominator of which is the 365 days of the calendar year. The targeted Incentive Bonus for the Term is 30% to 90% of Base Salary. The Incentive

Bonus shall be paid as soon as reasonably practical following each calendar year but not later than December 31st of such year.
          (b) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Term, the Executive shall be entitled to participate in all other short- and long-term incentive plans, stock and option plans, LTIPs, practices, policies and other programs, and all savings and retirement plans, practices, polices and programs, in each case that are applicable generally to senior executives of the Company, as may be adopted, or amended from time to time, by the Company’s Compensation Committee.
          6. BENEFITS.
          (a) VACATION. The Executive will be entitled to four (4) weeks of paid vacation per calendar year. Vacation time not used within the calendar year will not carry forward. The Executive shall not be entitled to cash in lieu of any unused vacation time except as provided herein.
          (b) SICK LEAVE. The Executive shall be entitled to paid sick leave in accordance with the sick leave policies of the Company in effect for other senior executive officers.
          (c) EMPLOYEE BENEFITS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers, as such benefits may be modified from time to time and for all such employees, such as, without limitation, any medical, dental, vision, pension, 401(k), accident, disability, and life insurance benefits, on a basis not less favorable than that applicable to other senior executives of the Company. In addition, as set forth in Sections 8(a)(iii), (b), (c), (d) and 9(b), the Company will provide the medical, dental, and vision benefits under the applicable company plan in effect at any relevant time to the Executive and his spouse and eligible dependants, at no cost to the Executive, after the Date of Termination through April 16, 2011 or such longer period as set forth in the above referenced sections. To the extent such benefits are taxable to the Executive, such benefits will not affect benefits to be provided in any other taxable year, and such amounts are intended to meet the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) as “in-kind benefits.” The Executive will also be entitled to appropriate office space, administrative support, secretarial assistance, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.
          (d) EXPENSES. The Executive will be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis not less favorable than that applicable to other senior executives of the Company, including, without limitation, telephone (including in-home office telephone and DSL costs), travel and entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation.
          (e) D&O INSURANCE COVERAGE. During and for a period three (3) years after the Term, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer of the Company on a basis no less favorable to him than the coverage provided current officers or directors.

          7. TERMINATION. The employment of the Executive by the Company and this Agreement (except as otherwise provided herein) shall terminate upon the occurrence of any of the following:
          (a) DEATH OR DISABILITY. Immediately upon death or Disability of the Executive. As used in this Agreement, “Disability” shall mean an inability to perform the essential functions of his duties, with or without reasonable accommodation, for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Executive (or his guardian) and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive (or his guardian) and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.
          (b) FOR CAUSE. At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive unless the Executive fully corrects the circumstances constituting Cause within the cure periods provided below, if applicable. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of the following:
               (i) The conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a PER SE basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the CEO or the Board);
               (ii) willful breach of duty of loyalty which is materially detrimental to the Company which is not cured to the reasonable satisfaction of the CEO or the Board within fifteen (15) days following written warning to the Executive from the CEO or the Board describing the alleged circumstances provided that if there is an inconsistency in directives given by the Board as compared to a directive from the CEO, the Board directives shall control;
               (iii) willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the CEO which continues for fifteen (15) days after written warning to the Executive that it will be deemed a basis for a “For Cause” termination;
               (iv) gross negligence or willful misconduct in the performance of the Executive’s duties (which is not cured by the Executive within 30 days after written warning from the CEO);
               (v) the Executive’s willful commission of an act of dishonesty resulting in economic or financial injury to the Company or willful commission of fraud; or
               (vi) the Executive’s chronic absence from work for reasons other than illness.
          For purposes of this Section, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, a directive of the CEO, or based upon the advise of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
          (c) WITHOUT CAUSE OR GOOD REASON. At the election of the Company, without Cause, and at the election of the Executive, without Good Reason, in either case upon sixty (60) days’ prior written notice to the Executive or to the Company, as the case may be. Provided, however, that if the Executive gives notice, without Good Reason, the Company may waive all or a portion of the sixty (60) days’ written notice and accelerate the effective date of the termination.
          (d) FOR GOOD REASON. At the election of the Executive, for Good Reason, which is not cured by the Company within thirty (30) days after written notice from the Executive to the Company setting forth a description of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, omissions or events occurring without the Executive’s prior written consent:
               (i) The assignment to the Executive of any duties, responsibilities, or reporting requirements inconsistent with his positions as Executive Vice President, Asset Management, of the Company, or any material diminishment, on a cumulative basis, of the Executive’s overall duties, responsibilities, or status;
               (ii) a reduction by the Company in the Executive’s annual Base Salary;
               (iii) the requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location outside the greater Dallas metropolitan area; or
               (iv) any material breach by the Company of any provision of this Agreement.
          (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 17(a) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (provided that the date specified shall not be more than thirty (30) days after the giving of the notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
          (f) DATE OF TERMINATION. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the notice (provided that the date specified shall not be more than thirty (30) days after the giving of the notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of

Termination shall be the date on which the Company notifies the Executive of such termination or such later date specified in such notice, (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the date on which the Executive notifies the Company of such termination or such later date specified in such notice, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability or non-renewal of this Agreement, the Date of Termination shall be the date of death or Disability of the Executive or the Agreement’s non-renewal date, as the case may be.
          8. EFFECTS OF TERMINATION.
          (a) TERMINATION FOR DEATH OR DISABILITY; BY THE COMPANY WITHOUT CAUSE; OR NON-RENEWAL BY THE COMPANY. If the employment of the Executive should terminate by reason of (i) death of the Executive or Disability, (ii) termination by the Company for any reason (other than Cause), or (iii) the Company’s failure to renew this Agreement, then all compensation and benefits for the Executive shall be as follows:
               (i) The Executive shall be paid, in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) the Executive’s earned but unpaid Base Salary through the Date of Termination, and any Incentive Bonus required to be paid to the Executive pursuant to Section 5(a) above for the prior calendar year to the extent not previously paid, and reimbursement of all expenses through the Date of Termination as required pursuant to Section 6(d) hereof (the “Accrued Obligations”), and (B) one (the “Severance Multiple”) times the sum of (x) the Base Salary in effect on the Termination Date plus (y) the average Incentive Bonus received by the Executive for the three complete calendar years (or such lesser number of calendar years as the Executive has been employed by the Company) immediately prior to the Termination Date (the “Severance Payment”).
               (ii) At the time when incentive bonuses are paid to the Company’s other senior executives for the calendar year of the Company in which the Date of Termination occurs, the Executive shall be paid a pro-rated Incentive Bonus in an amount equal to the product of (x) the amount of the Incentive Bonus to which the Executive would have been entitled if the Executive’s employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in the applicable calendar year for which the Executive was employed through the Date of Termination and the denominator of which is the total 365 days of the calendar year (a “Pro-Rated Bonus”).
               (iii) The Company will allow the Executive and his dependents, at the Company’s cost, to continue to participate, for a period equal to the greater of (i) April 16, 2011, or (ii) the period ending twelve (12) months following the Date of Termination, in the Company’s medical, dental and vision plans in effect as of the Date of Termination. The Company’s payment of this medical coverage will be made monthly during this period of coverage. To the extent such medical benefits are taxable to the Executive, such benefits will not affect benefits to be provided in any other taxable year, and such amounts are intended to meet the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) as “in-kind benefits”. In addition, the Company will reimburse the Executive for a period of eighteen (18) months following the Date of Termination for the cost of coverage for life insurance and long-term disability insurance, based upon the level of such benefits that were provided to the Executive under the Company’s life insurance and long-term disability plans in effect as of the Date of Termination, which reimbursements will be paid with seven (7) days after the Executive pays any applicable premium. The amount of any such reimbursements may not affect the expenses eligible for reimbursement in any other year. Such reimbursements are intended to meet the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A). (Collectively, these welfare benefits under (iii) are referred to as the “Other Benefits”). If the Executive engages in regular employment after his termination of employment with any organization, any employee welfare benefits received by the Executive in consideration of such employment which are similar in nature to the Other Benefits provided by the Company will relieve the Company of its obligation under this Section 8(a)(iii) to provide comparable benefits to the extent of the benefits so received, and such benefit hereunder shall be forfeited.
               (iv) Any annual performance shares, restricted stock, LTIPs or options awarded under Section 5(b) hereof shall immediately vest. Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 8(a), all outstanding stock options, restricted stock, LTIPs and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full.
          (b) TERMINATION BY THE EXECUTIVE WITH GOOD REASON. In the event that the Executive’s employment is terminated by the Executive with Good Reason, the Company will pay the Executive the same Accrued Obligations, Pro-Rated Bonus, Other Benefits and accelerated vesting, all as provided in Sections 8(a)(i) (ii), (iii) and (iv) above at the times as provided in such sections. In addition, the Executive shall be entitled to a Severance Payment determined and paid in accordance with Section 8(a)(i) above; PROVIDED, HOWEVER, the Severance Multiple shall be two (2). Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 8(b), all outstanding stock options, restricted stock, LTIPs and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full.
          (c) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. If the Executive’s employment is terminated by the Executive without Good Reason including a resignation by the Executive without Good Reason and including an election not to renew this Agreement by the Executive, the Company will pay the Executive the Accrued Obligations as provided in Section 8(a)(i) above but the Executive shall not be entitled to the Severance Payment, Pro-rated Bonus, and accelerated vesting set forth in Sections 8(a)(i), (ii) and (iv) hereof; provided however, the Company shall allow the Executive and his dependents, at the Company’s cost, for a period equal to the greater of (i) April 16, 2011, or (ii) the Non-Compete Period (hereinafter defined), to continue to participate in the Company’s medical, dental and vision plans in effect as of the Date of Termination as provided and paid in the manner set forth in Section 8(a)(iii). In addition, the Company shall allow the Executive and his dependents, at the Company’s costs, during the Non-Compete Period, to continue to participate in the Company’s Other Benefits (excluding the medical, dental and vision coverage which will be provided for the period set forth in the preceding sentence) in effect as of the Date of Termination as provided and paid in the manner set forth in Section 8(a)(iii), but only through the expiration of the Non-Compete Period. If the Executive engages in regular employment after his Date of Termination with any organization, any employee welfare benefits received by the Executive in consideration of such employment which are similar in nature to the Other Benefits provided by the Company will relieve the Company of its obligations under this Section 8(c) to provide comparable benefits to the extent of the benefits so received, and such benefits hereunder shall be forfeited. In addition, in consideration for the Executive’s agreement for honoring the non-compete covenant in Section 10(a) hereof for the Non-Compete Period as a result of a termination of this Agreement under this Section 8(c), the Company shall pay the Executive a non-compete payment (the “Non-Compete Payment”) equal to the Severance Payment determined with a Severance Multiple equal to one (1). The Non-Compete Payment shall be paid monthly over the one-year Non-Compete Period following the Date of Termination in equal monthly installments of one-twelfth (1/12th) of the Non-Compete Payment.
          (d) TERMINATION BY THE COMPANY FOR CAUSE. If the Executive’s employment is terminated by the Company for Cause, the Company will pay the Executive the Accrued Obligations as provided in Section 8(a)(i) above but the Executive shall not be entitled to the Severance Payment, Pro-Rated Bonus, the Other Benefits (except as provided below) and accelerated vesting set forth in Sections 8(a)(i), (ii), (iii) and (iv) hereof; provided, however, if the Date of Termination is prior to April 16, 2011, the Company shall allow the Executive and his dependents, at the Company’s cost, for a period ending April 16, 2011, to continue to participate in the Company’s medical, dental and vision plans in effect as of the Date of Termination as provided and paid in the manner set forth in Section 8(a)(iii).
          (e) TERMINATION OF AUTHORITY. Immediately upon the Date of Termination or upon the expiration of this Agreement, notwithstanding anything else to the contrary contained herein or otherwise, the Executive will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions.
          (f) RELEASE OF CLAIMS. As a condition of Executive’s entitlement to the Severance Payment, Pro-Rated Bonus, Non-Compete Payment and Other Benefits provided by this Agreement, the Executive shall be required to execute the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit “A” (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof) (the “Release”) within the applicable time period provided in the Release (the “Applicable Release Period”); and shall forfeit all payments hereunder if it is not so timely executed; provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.
          (g) CODE SECTION 409A AND TERMINATION PAYMENTS. All payments provided under this Agreement hereof shall be subject to this Section 8(g). Notwithstanding anything herein to the contrary, to the extent that the Board reasonably determines, in its sole discretion, that any payment or benefit to be provided under this Agreement to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of Executive’s death (such date is referred to herein as the “ Distribution Date “), provided, if at such time Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and if amounts payable under this Agreement are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)), Executive shall receive payments during the six-month period immediately following the Date of Termination equal to the lesser of (x) the amount payable under this Agreement , as the case may be, or (y) two times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which the Termination Date occurs (with any amounts that otherwise would have been payable under this Agreement during such six-month period being paid on the first regular payroll date following the six-month anniversary of the Date of Termination). In the event that the Board determines that the commencement of any of the employee benefits to be provided under this Agreement are to be delayed pursuant to the preceding sentence, the Company shall require Executive to bear the full cost of such employee benefits until the Distribution Date at which time the Company shall reimburse Executive for all such costs. Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.
     9. CHANGE OF CONTROL.
          (a) CHANGE OF CONTROL. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:
               (i) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 12(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any Remington Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding;
               (ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;
               (iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets; or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
               (iv) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.
          (b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. If a Change of Control occurs during the Term and the Executive’s employment is terminated by the Company without Cause or by the Executive for any reason on or before the one (1) year anniversary of the effective date of the Change of

Control, then the Executive shall be entitled to the Accrued Obligations, Pro-Rated Bonus, and Other Benefits for a period of eighteen (18) months following the Date of Termination and accelerated vesting, all as provided in Sections 8(a)(i), (ii), (iii) and (iv) above at the times as provided in such sections; provided, however, notwithstanding the foregoing, the Company shall allow the Executive and his dependents, at the Company’s cost, to continue to participate in the Company’s medical, dental and vision plans in effect as of the Date of Termination for a period equal to the greater of (i) April 16, 2011, or (ii) eighteen (18) months following the Date of Termination. In addition, the Executive shall be entitled to a Severance Payment determined and paid in accordance with Section 8(a)(i) above; PROVIDED, HOWEVER, the Severance Multiple shall be two (2). Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 9(b), all outstanding stock options, restricted stock, LTIPs and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. All payments under this Section 9(b) are subject to the restrictions set forth in Section 8(g) and may be delayed as set forth in Section 8(g) in order to satisfy the requirements of Section 409A of the Internal Revenue Code.
          (c) EXCISE TAX.
               (i) In the event that any payment or benefit received or to be received by the Executive in connection with a Change of Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called “Total Payments”) will be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, subject to the provisions of Section 9(c)(ii) hereof, the Company will pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 9(c)(i), will be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on such date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
               (ii) In the event that, after giving effect to any redeterminations described in Section 9(c)(iv) hereof, a reduction in the Total Payments to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) would produce a net amount (after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) that would be greater than the net amount of unreduced Total Payments (after deduction of the net amount of federal, state and local income tax and the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments), then Section 9(c)(i) hereof will not apply and the Total Payments will be so reduced.
               (iii) The determination of whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax will be made by the Company’s independent auditors. The Company will provide the Executive with its calculation of the amounts referred to in this Section 9(c) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company’s calculations. If the Executive disputes the Company’s calculations (in whole or in part), the reasonable opinion of the Company’s independent auditors with respect to the matter in dispute will prevail.
               (iv) In the event that (A) the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment of the Total Payments and (B) after giving effect to such redetermination, the Total Payments are reduced pursuant to Section 9(c)(ii) hereof, the Executive will repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in the Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that (X) the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (Y) after giving effect to such redetermination, the Total Payments are not reduced pursuant to Section 9(c)(ii) hereof, the Company will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any additional taxes payable by the Executive with respect to such excess and such portion) at the time that the amount of such excess is finally determined. The Company shall also reimburse the Executive for any expenses (including interest and penalties) incurred in any such additional Gross-Up redetermination to the extent permitted under Section 409A. (All reimbursements of expenses incurred in connection with such additional Gross-Up redetermination shall be made within thirty (30) days after the Executive incurs such expense, the amounts reimbursed in a tax year will not affect such expenses eligible for reimbursement in any other tax year, and such reimbursement period shall be effective so long as the applicable statute of limitations for such Gross-Up redetermination is open. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A)).
               (v) The Executive shall notify the Company in writing of any claim that, if successful, would require the payment by the Company of a Gross-Up Payment or might entitle the Company to the refund of all or part of any previous Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney jointly selected by the Executive and the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall reimburse the Executive for all costs and expenses (including legal fees and additional interest and penalties to the extent permitted under 409A) incurred in connection with such contest. All reimbursements of such expenses shall be made within 30 days after the Executive incurs such expense, the amounts reimbursed in a tax year will not affect such expenses eligible for reimbursement in any other tax year, and such reimbursement period shall be effective so long as the applicable statute of limitations for such claim is open. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).
               (vi) Without limitation on the foregoing, the Company shall control all audits and proceedings taken in connection with any claim, audit or proceeding involving Excise Taxes or Gross-Up Payments and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim, audit or proceeding and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the tax in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay such tax and sue for a refund, the Company shall reimburse the Executive within thirty (30) days after the Executive pays such taxes (including interest or penalties with respect thereto to the extent permitted under 409A). All reimbursements of such expenses shall be made within thirty (30) days after the Executive incurs such expense, the amounts reimbursed in a tax year will not affect such expenses eligible for reimbursement in any other tax year, and such reimbursement period shall be effective so long as the applicable statute of limitations for such claim is open. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A). The Company’s control of the contest shall be limited to issues with respect to which such a Gross-Up Payment would be payable or refundable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue.
               (vii) To the extent that a Gross-Up Payment is determined to be payable pursuant to this Section 8(c), such payment must be made no later than the end of the taxable year immediate following the taxable year in which the taxes described above are remitted by the Executive to the taxing authority.
          10. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that the Executive has and will have access to confidential and proprietary information of the Company which constitute valuable, special, and unique assets of the Company. The term “Confidential Information” as used in this Agreement shall mean all proprietary information which is known only to the Executive, the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, acquisitions, products, profits, costs, conditions (financial or other), cash flows, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work.
          The Executive acknowledges that the Company has put in place certain policies and practices to keep such Confidential Information secret, including disclosing the information only on a need-to-know basis. The Executive further acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know such Confidential Information. Finally, the Executive acknowledges that such Confidential Information, if revealed to or used for the benefit of the Company’s competitors or in a manner contrary to the Company’s interests, would cause extensive and immeasurable harm to the Company and to the Company’s competitive position.

          The Executive shall not, during the Term or at any time thereafter, use for personal gain or detrimentally to the Company all or any part of the Confidential Information, or disclose or make available all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder. Notwithstanding the foregoing, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process: provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company, if legally permissible, with prompt notice of such requirement as set forth below in this Section 10.
          The Executive acknowledges that the Confidential Information shall remain at all times the exclusive property of the Company, and no license is granted. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, or within seven (7) business days of the Company’s request under any other circumstances, the Executive shall deliver to the Company all Confidential Information, in any form whatsoever, including electronic formats, and shall not take with him any Confidential Information or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries in which the Company engages in business including, without limitation, markets, valuation methods and techniques, capital markets, investor relationships and similar items, and that the provisions of this Section 10 are not intended to restrict the Executive’s use of such previously acquired knowledge.
          In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees, if legally permissible, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement and (c) assist the Company in seeking a protective order or other appropriate remedy; provided, however, that the Executive shall not be required to take any action in violation of applicable laws. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
          11. NON-COMPETITION, NON-SOLICITATION AND NON-INTERFERENCE.
          (a) NON-COMPETITION. During the Term and any Non-Compete Period (hereinafter defined), the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder or partner, engage in any “Competitive Business”; PROVIDED, HOWEVER, the foregoing shall not prohibit or limit the Executive’s right to pursue and maintain passive investments allowed pursuant to Section 1(c) hereof.
          For purposes of this Section 11(a), “Competitive Business” means acquiring, investing in or with respect to, owning, leasing, managing or developing hotel properties in the United States or originating or acquiring loans in respect of hotel properties in the United States where the Executive has duties or performs services that are the same or similar to those services actually performed by the Executive for the Company.
          For purposes of this Section 11(a), the “Non-Compete Period” shall mean:
               (i) in the case of a termination of the Executive’s employment as a result of Disability, or a termination by the Executive without Good Reason (including, without limitation, a resignation by the Executive without Good Reason or an election by the Executive not to renew this Agreement), a period during the Term and ending one (1) year after the Date of Termination; and
               (ii) in the case of a termination of the Executive’s employment for any other reason including, without limitation, as a result of (a) a Change in Control, (b) a termination by the Executive for Good Reason, or (c) a termination by the Company for Cause or without Cause (including non-renewal by the Company), the Non-Compete Period shall expire on the Date of Termination.
          The Executive acknowledges that the services provided by the Executive are of a special, unique, and extraordinary nature. The Executive further acknowledges that his work and experience with the Company will enhance his value to a Competitive Business, and that the nature of the Confidential Information to which the Executive has immediate access and will continue to have access during the course of his employment makes it difficult, if not impossible, for him to engage in any Competitive Business or work in any capacity similar to the Executive’s duties or services with the Company without disclosing or utilizing the Confidential Information. The Executive further acknowledges that his work and experience with the Company places him in a position of trust with the Company.
          (b) NON-SOLICITATION. The Executive covenants and agrees that (i) during the Term, and (ii) during the period ending on the first anniversary of his Date of Termination, he shall not, without the prior written consent of the Company, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates, or any person who was an employee of the Company during the six months preceding the Executive’s Date of Termination, or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable.
          (c) NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. The Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use or converted by Executive for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, Executive agrees that during the Term and thereafter, Executive shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.

          (d) REASONABLE RESTRAINTS. The Executive agrees that restraints imposed upon him pursuant to this Section 11 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
          12. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding anything in this Agreement or any such plan, policy, practice or program noted above to the contrary, the timing of all payments pursuant to this Agreement or any such plan, policy, practice or program shall be subject to the timing rules specified in Section 8(g) of this Agreement..
          13. FULL SETTLEMENT. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all reasonable legal fees and expenses which the Executive or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(a) of the Code to the extent permitted by 409A. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Executive’s claim in such contest is frivolous or maintained in bad faith. This reimbursement obligation shall remain in effect following the Executive’s termination of employment for the applicable statute of limitations period relating to any such claim, and the amount of reimbursements hereunder during any tax year shall not affect the expenses eligible for reimbursement in any other tax year. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).
          14. DISPUTES.
          (a) EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 10 or 11 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (b) ARBITRATION. Excluding only requests for equitable relief by the Company under Section 14(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Neither party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.
          15. INDEMNIFICATION. The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any subsidiary or affiliate of the Company.
          16. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that, for a period of one (1) year following his termination of employment, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive’s other commitments, including business and family matters, and the Executive shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
          17. GENERAL.
          (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 17(a).

If to the Company, to:	Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75254
Attn: Chairman of the Board of Directors

with a copy to:	Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Chief Legal Officer
          If to the Executive, at his last residence shown on the records of the Company, with a copy to:

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, two (2) days after being mailed as described above.
          (b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
          (c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
          (d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
          (e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), in which case such successor shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
          (f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board.
          (g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law. Jurisdiction and venue shall be solely in the federal or state courts of Dallas County, Texas. This provision should not be read as a waiver of any right to removal to federal court in Dallas County.
          (h) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.
          (i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts due hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.
          (j) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.
          (k) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.
          (l) NON-DISPARAGEMENT. The Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
          (m) CODE SECTION 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

REIT:

ASHFORD HOSPITALITY TRUST, INC.

By:
Name:
Title:

Dated:

OPERATING PARTNERSHIP:

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

By:	Ashford OP General Partner, LLC

By:
Name:
Title:

Dated:

EXECUTIVE:

ALAN TALLIS

Dated:

EXHIBIT “A”
RELEASE AND WAIVER
          THIS RELEASE AND WAIVER (the “Termination Release”) is made as of the                      day of                                         , 200___ by ALAN TALLIS (the “Executive”).
          WHEREAS, the Executive, Ashford Hospitality Trust, Inc. (the “REIT”), and Ashford Hospitality Limited Partnership (the “Operating Partnership”) have entered into an Employment Agreement (the “Agreement”) dated as of March 21, 2008, effective as of March 31, 2008 and providing certain compensation and severance amounts upon the Executive’s termination of employment; and
          WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Termination Release in consideration of the REIT and the Operating Partnership (collectively, the “Company”) agreement to provide the compensation and severance amounts upon the Executive’s termination of employment set out in the Agreement; and
          WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company;
          NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:
          1. RELEASE
          (a) The Executive knowingly and voluntarily releases, acquits, covenants not to sue and forever discharges the Company, and its respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Texas Labor Code Section 21.001, et seq. (Texas Employment Discrimination); Texas Labor Code Section 61.001, et seq. (Texas Pay Day Act); Texas Labor Code Section 62.002, et seq. (Texas Minimum Wage Act); Texas Labor Code Section 201.001, et seq. (Texas Unemployment Compensation Act); Texas Labor Code Section 401.001, et seq., specifically Section 451.001 formerly codified as Article 8307c of the Revised Civil Statutes (Texas Workers’ Compensation Act and Discrimination Issues); and Texas Genetic Information and Testing Law, each as amended, or any other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized.

          (b) The Executive represents that he has not filed or permitted to be filed against any of the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. Nothing herein shall prevent the Executive from seeking to enforce his rights under the Agreement. The Executive does not hereby waive or release his rights to any benefits under the Company’s employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course.
          2. NON-DISPARAGEMENT. The Executive covenants and agrees he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing herein or in the Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
          3. NON-SOLICITATION. The Executive covenants and agrees he shall not, without the prior written consent of the Company, for a period ending one (1) year from the Date of Termination (as defined in the Agreement), directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates, or any person who was an employee of the Company during the six months preceding the Executive’s Date of Termination (as defined in the Agreement), or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable.
          4. NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. The Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use or converted by Executive for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, Executive agrees he shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.
          5. ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Company has also advised the Executive that Executive has up to twenty-one days to consider and sign the Release and Waiver and up to seven days after signing in which to revoke acceptance by giving notice to                       at                                  by personal delivery or by mail postmarked no later than the seventh day after the Executive signs the Release and Waiver.
          IN WITNESS WHEREOF, the Executive has executed this Termination Release under seal as of the day and year first above written.

ALAN TALLIS